Exhibit 99

For immediate release	Contact: Joseph Fitzgerald
April 29, 2004	(310) 449-3660

MGM ANNOUNCES IMPROVED FIRST QUARTER RESULTS

Company elects early adoption of FASB rules to expense stock options.

Los Angeles, CA – Metro-Goldwyn-Mayer Inc. (NYSE:MGM) today announced a 17 percent revenue increase, a sharply reduced net loss and $13.0 million of net cash provided by operating activities for the period ended March 31, 2004.

Revenues in the first quarter of 2004 rose 17 percent to $464.0 million, compared to $395.2 million in last year’s first quarter.

Even including a non-cash charge of $7.5 million, or $0.03 per share, due to the Company’s early election to expense employee stock options under FASB guidelines, the first quarter net loss of $21.3 million, or $0.09 per share, was significantly lower than the net loss of $55.8 million, or $0.22 per share, in the prior year period.

Commenting on these results, Alex Yemenidjian, Chairman and Chief Executive Officer, said: “Our confidence in our ability to continue to generate strong cash flow is the principal reason why we decided to reward our shareholders with a tax-free extraordinary dividend of $8.00 per share. Future cash flows give us significant operating flexibility for both deleveraging and investing in our operations, while preserving our ability to pursue strategic opportunities.”

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Chris McGurk, Vice Chairman and Chief Operating Officer added: “Spectacular results from our global self-distribution initiative in home entertainment were the primary reason for our strong start in 2004. Worldwide DVD shipments increased by 58% in the quarter, driven by a broad array of new films, library films and TV programs.”

FIRST QUARTER 2004 OPERATING HIGHLIGHTS:

•	Worldwide Home Entertainment revenues increased 44 percent.

•	Worldwide DVD unit shipments increased 58 percent.

•	MGM Home Entertainment assumed full control of distribution in Germany, France and Australia.

•	Barbershop 2: Back in Business was the quarter’s most successful release and will contribute strong first cycle profits.

•	Worldwide Television Distribution renewed its weekend movie partnership with UPN for a fifth season.

•	MGM Networks continued to expand its international subscription base outside Latin America, particularly in the Netherlands and in Thailand. MGM Networks’ reach now extends to 110 countries.

•	Pursuant to the previously authorized share repurchase program, the Company purchased 616,300 shares in the first quarter at an average price of $16.87 per share.

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Metro-Goldwyn-Mayer Inc. (NYSE: MGM), through its Metro-Goldwyn-Mayer Studios Inc. subsidiary, is actively engaged in the worldwide production and distribution of entertainment product, including motion pictures, television programming, home video, interactive media, music, and licensed merchandise. The Company owns the largest modern film library in the world, consisting of approximately 4,000 titles. Its operating units include MGM Pictures, United Artists, MGM Television Entertainment, MGM Networks, MGM Distribution Co., MGM Worldwide Television Distribution, MGM Home Entertainment, MGM On Stage, MGM Consumer Products, MGM Music, MGM Interactive and MGM Online. In addition, MGM has ownership interests in international television channels reaching over 100 countries around the globe. For more information on MGM, visit MGM Online at http://www.mgm.com.

This news release contains forward-looking statements that are based upon the Company’s estimates and expectations concerning future events and are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. These risks and uncertainties include, among other things, future competitive and market conditions, whether the Company’s products achieve customer acceptance, future business decisions, and other factors, including those described in the Company’s filings with the Securities and Exchange Commission, all of which are difficult or impossible to predict accurately and many of which are beyond the control of MGM. In light of the significant uncertainties inherent in the forward-looking information herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s objectives or plans will be realized. This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities of the Company.

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Metro-Goldwyn-Mayer Inc.

Condensed Consolidated Results of Operations

Quarter Ended March 31, 2004 and 2003

	Quarter Ended March 31,
In thousands, except share and per share data (unaudited)	2004	2003
Revenues:
Feature films	$408,824		$356,069
Television programming	46,584		31,528
Other	8,588		7,594

Total revenues	$463,996		$395,191

*EBITDA:
Feature films	$27,002		$(8,579)
Television programming	(2,047)		(2,442)
Other	5,242		3,437
General and administrative expenses	(43,587)		(26,232)

*EBITDA	(13,390)		(33,816)
Depreciation	(3,426)		(5,239)

Operating loss	(16,816)		(39,055)
Equity in net earnings (losses) of investees	(1,199)		2,490
Interest expense, net of amounts capitalized	(1,087)		(17,949)
Interest and other income, net	1,945		3,308

Loss before provision for income taxes	(17,157)		(51,206)
Income tax provision	(4,113)		(4,616)

Net loss	$(21,270)		$(55,822)

Loss per share:
Basic and diluted	$(0.09)	$	(0.22)

Weighted average number of common shares outstanding:
Basic and diluted	237,645,948		248,469,650

*EBITDA, which is reconciled to operating loss and net loss in the above table, is defined as operating loss before depreciation. The Company believes that EBITDA should be considered in addition to, not as a substitute for or superior to, operating income, net earnings, net cash provided by operating activities and other measures of financial performance prepared in accordance with generally accepted accounting principles (“GAAP”). The Company uses EBITDA as one of many measures to evaluate both the operating performance of its business segments and performance for compensation purposes. MGM believes that EBITDA is also used by many investors, equity analysts and others as a measure of performance to make informed investment decisions. The EBITDA presented may not be comparable to similarly titled measures reported by other companies.

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Metro-Goldwyn-Mayer Inc.

Condensed Consolidated Balance Sheets

March 31, 2004 and December 31, 2003

(In thousands, except share data)

ASSETS	March 31, 2004	December 31, 2003
	(unaudited)
Cash and cash equivalents	$34,059	$61,894
Accounts and contracts receivable (net of allowance for doubtful accounts of $65,147 and $46,671, respectively)	571,556	615,907
Film and television costs, net	1,838,540	1,788,225
Investments in and advances to affiliates	23,870	24,050
Property and equipment, net	67,640	68,657
Goodwill	516,706	516,706
Other assets	28,449	31,132

	$3,080,820	$3,106,571

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Bank and other debt	$129,348	$813
Accounts payable and accrued liabilities	247,405	234,397
Accrued participants’ share	322,706	320,347
Income taxes payable	38,484	37,129
Advances and deferred revenues	80,772	72,908
Other liabilities	109,681	112,606

Total liabilities	928,396	778,200

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value, 25,000,000 shares authorized, none issued	—	—
Common stock, $.01 par value, 500,000,000 shares authorized, 251,960,505 shares issued	2,520	2,520
Additional paid-in capital	3,931,523	3,915,777
Accumulated other comprehensive income (loss)	(127)	2,046
Deficit	(1,528,843)	(1,507,573)
Less: treasury stock, at cost, 16,787,481 and 7,347,530 shares respectively	(252,649)	(84,399)

Total stockholders’ equity	2,152,424	2,328,371

	$3,080,820	$3,106,571